INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Optek Technology, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (no. 33-18555 and No. 33-60656) of Optek Technology, Inc. of our reports dated December 6, 1995, relating to the consolidated balance sheets of Optek Technology, Inc. and subsidiaries as of October 27, 1995 and October 28, 1994, the related consolidated statements of operations, stockholders' equity
(deficit), and cash flows for each of the years in the three-year period ended October 27, 1995, and the related schedule, which reports appear in the October 27, 1995 annual report on Form 10-K of Optek Technology, Inc.


KPMG Peat Marwick LLP


Dallas, Texas
January 5, 1996